Exhibit 99.1  Press release

IceWEB, Inc. Significantly Improves Balance Sheet Through Sale of Subsidiary

Sale Expected to drive Margin Improvement; reduces debt by $3.6m

Wednesday April 8, 2009, 10:06 am EDT

DULLES, Va.--(BUSINESS WIRE)--IceWEB’s (OTCBB: IWEB) www.iceweb.com announced today that it has completed the sale of its IceWEB Solutions Group, Inc. (VA) subsidiary. Details of this transaction will be disclosed on form 8-k to be filed with the Securities and Exchange Commission. The Company has elected to focus on higher-margin sales of its own manufactured products, which includes online cloud computing, software services and data storage products.

As a result of the transaction, the Company expects to reduce current liabilities and indebtedness from approximately $9 million at its fiscal year ended September 30, 2008, to $3.4 million as of its fiscal second quarter ended March 31, 2009.

“The sale of this subsidiary dramatically improves our capital structure, allowing the company to narrow its focus and broaden its reach in the Online and Storage Markets,” said John R. Signorello, IceWEB’s Chief Executive Officer. “We believe there are significant opportunities to grow the IceWEB family of products within the current customers we have now. A clear strategic direction and an improved balance sheet will allow us to expand profitably and deliver world class customer service.”

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures and markets storage solutions and on-line application services. Its customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB). For more information, please visit www.IceWEB.com.

Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements.

Contact:

IceWEB, Inc.

Investor Relations, 703-344-0951

investor@iceweb.com

or

CEOCAST

Gary Nash, 212-732-4300